Exhibit 99.1

Solar Capital Ltd. Announces Quarter Ended March 31, 2015 Financial Results; Declares Quarterly Distribution of $0.40 per Share for Q2

NEW YORK—(BUSINESS WIRE)—May 5, 2015— Solar Capital Ltd. (NASDAQ: SLRC), today reported net investment income of $14.4 million, or $0.34 per share, for the quarter ended March 31, 2015. Earnings are $10.9 million, or $0.26 per share, for the first fiscal quarter. Net asset value (NAV) per share was $21.91 at March 31, 2015.

Solar Capital Ltd. (the “Company”) also announced that its Board of Directors has declared a quarterly distribution of $0.40 per share payable on July 1, 2015 to stockholders of record on June 25, 2015. Tax characteristics of all distributions will be reported to shareholders on Form 1099 after the end of the calendar year.

HIGHLIGHTS:

At March 31, 2015:

Investment portfolio fair value: $1.04 billion

Number of portfolio companies: 42

Net assets: $930.5 million

Net asset value per share: $21.91

Portfolio Activity for the Quarter Ended March 31, 2015

Investments made during the quarter: $30.2 million

Investments prepaid or sold during the quarter: $6.3 million

Operating Results for the Quarter Ended March 31, 2015

Net investment income: $14.4 million

Net realized and unrealized loss: $3.5 million

Net increase in net assets from operations: $10.9 million

Net investment income per share: $0.34

“During a quarter of muted new issue activity, we succeeded in maintaining our portfolio size, and we’re pleased with its strong credit performance. We have made strategic enhancements to our origination and unitranche underwriting capabilities for our core US middle market business and diversified our sourcing opportunities through our life science lending initiative and asset based lending at Crystal Financial,” said Michael Gross, Chairman and CEO of Solar Capital Ltd. “With our low leverage, significant available capital and expected reduced repayments, we anticipate continued portfolio growth in Q2 and over the remainder of 2015. Importantly, we have the capital to grow our net investment income significantly without having to issue new equity.”

Conference Call and Webcast

The Company will host an earnings conference call and audio webcast at 10:00 a.m. (Eastern Time) on Wednesday, May 6, 2015. All interested parties may participate in the conference call by dialing (866) 953-6857 approximately 5-10 minutes prior to the call, international callers should dial (617) 399-3481. Participants should reference Solar Capital Ltd. and the participant passcode of 88096317 when prompted. Following the call you may access a replay of the event via audio webcast. This conference call will be broadcast live over the Internet and can be accessed by all interested parties through the Solar Capital Ltd. website, www.solarcap.com. To listen to the live call, please go to the Company’s website at least 15 minutes prior to the start of the call to register and download any necessary audio software. For those who are not able to listen to the live broadcast, a replay will be available shortly after the call on the Solar Capital Ltd. website. Additionally, a replay dial-in will be available until May 20, 2015 and can be accessed by dialing (888) 286-8010 and using the passcode 40553409. International callers should dial (617) 801-6888.

Portfolio and Investment Activity

During the three months ended March 31, 2015, we invested approximately $30 million across 5 portfolio companies. Investments sold or prepaid during the quarter ended March 31, 2015 totaled approximately $6 million.

At March 31, 2015, our portfolio consisted of 42 portfolio companies and was invested 59.7% in senior secured loans excluding Crystal Financial LLC (“Crystal Financial”), 28.9% in Crystal Financial whose portfolio is 100% comprised of senior secured loans, 7.0% in subordinated debt, 2.1% in preferred equity and 2.3% in common equity and warrants excluding Crystal Financial, measured at fair value.

Crystal Financial’s $486 million funded portfolio consists of senior secured loans from 25 issuers with an average exposure of approximately $19 million. All of the commitments from Crystal Financial are floating-rate, senior-secured loans. During the quarter ended March 31, 2015, Crystal Financial funded new loans totaling $40 million and had approximately $30 million of exits.

The fair value weighted average yield on our portfolio of income-producing investments was 10.0% at March 31, 2015.

At March 31, 2015, 87.1% or $884.5 million of our income-producing investment portfolio* was floating rate and 12.9% or $130.7 million of our income producing-portfolio was fixed rate, measured at fair value.

From inception in 2006 through March 31, 2015, Solar Capital Ltd. and its predecessor companies have invested approximately $3.9 billion in 124 portfolio companies. Over the same period, Solar Capital Ltd. completed transactions with more than 85 different financial sponsors.

*	We have included Crystal Financial as 100% floating rate.

Results of Operations for the Three Months Ended March 31, 2015 compared to the Three Months Ended March 31, 2014

Investment Income

For the fiscal quarters ended March 31, 2015 and March 31, 2014, gross investment income totaled $25.6 million and $32.6 million, respectively. The decrease in gross investment income year over year was primarily due to a reduction in income from call premiums received as well as portfolio yield compression.

Expenses

Expenses totaled $11.2 million and $15.2 million, respectively, for the three months ended March 31, 2015 and March 31, 2014. The decrease in expenses year over year was primarily due to a decrease in performance-based incentive fees on lower net investment income, as well as decreases in administrative and other general and administrative expenses.

Net Investment Income

The Company’s net investment income totaled $14.4 million or $0.34 per average share and $17.4 million or $0.40 per average share, respectively, for the three months ended March 31, 2015 and March 31, 2014, respectively.

Net Realized and Unrealized Losses

Net realized and unrealized loss for the fiscal quarters ended March 31, 2015 and March 31, 2014 totaled approximately $3.5 million and $3.7 million, respectively.

Net Increase in Net Assets Resulting From Operations

For the three months ended March 31, 2015 and March 31, 2014, the Company had a net increase in net assets resulting from operations of $10.9 million and $13.8 million, respectively. For the same periods, earnings per average share were $0.26 and $0.31, respectively.

Liquidity and Capital Resources

At March 31, 2015, the Company had $105 million of cash and a total of $490 million of unused borrowing capacity under the Credit Facility, subject to effective borrowing base limits.

SOLAR CAPITAL LTD.

CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES

(in thousands, except share amounts)

	March 31, 2015 (unaudited)	December 31, 2014
Assets
Investments at fair value:
Companies less than 5% owned (cost: $681,057 and $659,552, respectively)	$674,179	$652,288
Companies 5% to 25% owned (cost: $8,511 and $8,511, respectively)	3,612	4,646
Companies more than 25% owned (cost: $337,816 and $339,380, respectively)	365,256	363,804

Total investments (cost: $1,027,384 and $1,007,443, respectively)	1,043,047	1,020,738
Cash	104,244	145,075
Cash equivalents	490,045	490,000
Foreign currency (cost: $444 and $275, respectively)	407	265
Interest receivable	7,268	4,549
Dividends receivable	8,254	8,258
Deferred financing costs	3,254	3,263
Receivable for investments sold	14,393	13,138
Prepaid expenses and other assets	1,494	1,048

Total assets	$1,672,406	$1,686,334

Liabilities
Revolving credit facilities	$—	$—
Unsecured senior notes	100,000	100,000
Senior secured notes	75,000	75,000
Term loan	50,000	50,000
Distributions payable	16,986	16,986
Payable for investments and cash equivalents purchased	490,045	492,475
Management fee payable	5,865	6,109
Performance-based incentive fee payable	—	4,198
Administrative services expense payable	278	2,427
Interest payable	2,590	1,504
Other liabilities and accrued expenses	1,161	1,067

Total liabilities	$741,925	$749,766

Net Assets
Common stock, par value $0.01 per share, 200,000,000 and 200,000,000 common shares authorized, respectively, and 42,465,162 and 42,465,162 shares issued and outstanding, respectively	$425	$425
Paid-in capital in excess of par	991,963	991,963
Distributions in excess of net investment income	(11,195)	(8,599)
Accumulated net realized loss	(66,338)	(60,506)
Net unrealized appreciation	15,626	13,285

Total net assets	$930,481	$936,568

Net Asset Value Per Share	$21.91	$22.05

SOLAR CAPITAL LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except per share amounts)

	Three months ended
	March 31, 2015	March 31, 2014
INVESTMENT INCOME:
Interest:
Companies less than 5% owned	$16,323	$22,947
Companies 5% to 25% owned	—	235
Companies more than 25% owned	700	960
Dividends:
Companies more than 25% owned	8,477	8,416
Other income:
Companies less than 5% owned	125	68
Companies more than 25% owned	5	4

Total investment income	25,630	32,630

EXPENSES:
Management fees	$5,865	$6,210
Performance-based incentive fees	—	3,213
Interest and other credit facility expenses	3,601	3,592
Administrative services expense	1,039	1,169
Other general and administrative expenses	735	1,022

Total expenses	11,240	15,206

Net investment income	$14,390	$17,424

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS, CASH EQUIVALENTS AND FOREIGN CURRENCIES:
Net realized gain (loss) on investments and cash equivalents:
Companies less than 5% owned	$(4,779)	$8
Companies 5% to 25% owned	(1,050)	928
Companies more than 25% owned	—	(25,310)

Net realized loss on investments and cash equivalents	(5,829)	(24,374)
Net realized loss on foreign currencies:	(3)	(1,979)

Net realized loss	(5,832)	(26,353)

Net change in unrealized gain (loss) on investments and cash equivalents	2,368	20,782
Net change in unrealized gain (loss) on foreign currencies	(27)	1,897

Net change in unrealized gain	2,341	22,679

Net realized and unrealized gain (loss) on investments, cash equivalents and foreign currencies	(3,491)	(3,674)

NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS	$10,899	$13,750

EARNINGS PER SHARE	$0.26	$0.31

About Solar Capital Ltd.

Solar Capital Ltd. is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. The Company invests primarily in leveraged, middle market companies in the form of senior secured loans including first lien, unitranche, and second lien debt instruments.

Forward-Looking Statements

Statements included herein may constitute “forward-looking statements,” which relate to future events or our future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. Solar Capital Ltd. undertakes no duty to update any forward-looking statements made herein.

Contact

Solar Capital Ltd.

Investor Relations

Richard Pivirotto

(646) 308-8770